Exhibit 10.18(h)

LETTER AGREEMENT NO. 7

TO GTA NO. 6-13616

Frontier Airlines, Inc.

8909 Purdue Road

Indianapolis, IN 46268

WHEREAS, CFM International, Inc. (hereinafter individually referred to as “CFM”) and Frontier Airlines, Inc. (hereinafter referred to as “Customer”) (CFM and Customer being hereinafter collectively referred to as the “Parties”) have entered into General Terms Agreement No. 6-13616 dated June 30, 2000 as amended or completed from time to time by Letter Agreement(s), (hereinafter referred to as “GTA”); and

WHEREAS, the GTA contains the applicable terms and conditions governing the sale by CFM and the purchase by Customer of spare engines, related equipment and spare parts therefore in support of Customer’s CFM56-powered fleet of aircraft from Airbus S.A.S; and

WHEREAS, as a valued customer of CFM, CFM wishes to make available to Customer, under the terms set forth herein the benefits of the CFM’s TRUEngine™ Program.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

1.	TRUEngine™ Program Overview

The TRUEngine program identifies an engine that the Customer has declared as having been maintained per CFM recommendations as defined in the documents specified in Appendix 2.

TRUEngine designation is granted on an individual engine basis (ESN).

Declaration of compliance occurs at the time Customer submits Engine Serial Numbers (ESN) via form in Appendix 4, and submits required maintenance records as specified in Appendix 3 to substantiate said declaration.

Substantiation (by way of maintenance records submission) must cover all maintenance through the most recent exposure of each engine module.

Upon the occurrence of shop-level maintenance, Customer is required to submit updated engine maintenance documentation (as defined in Appendix 3) within ***** to substantiate continued compliance.

In the event Customer fails to provide adequate records or CFM concludes that, at the declaration or during the life of the TRUEngine program, an engine has been maintained in a manner inconsistent with program requirements, said engine shall be excluded from the TRUEngine program.

*****Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

The obligations set forth in this Letter Agreement are in addition to the obligations set forth in the GTA. In the event of conflict between the terms of this Letter Agreement and the terms of the GTA, the terms of this Letter Agreement shall take precedence. Terms that are capitalized, but not otherwise defined herein, shall have the meaning given to them in the GTA.

Please indicate your agreement with the foregoing by signing two (2) duplicate originals as provided below.

Very truly yours,

Frontier Airlines, Inc.		CFM INTERNATIONAL, INC.

By:	/s/ Lars-Erik Arnell	By:	/s/ John C. Mericle

Typed Name:	Lars-Erik Arnell	Typed Name:	John C. Mericle

Title:	Senior Vice President	Title:	Chief Financial Officer

Date:		Date:
October 25, 2011

CFM PROPRIETARY INFORMATION

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